Exhibit 99(h)(33)

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this         day of                     , by and between GuideStone Funds, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Funds:

A.	Receive and process all orders for the purchase, exchange, transfer, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Fund’s prospectus (the “Prospectus”).

B.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.	Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Funds’ prospectus (the “Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian.

E.	Pay proceeds upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds.

H.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Fund’s agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

J.	Make changes to shareholder records, including, but not limited to, changes to address and changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

K.	Handle multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

L.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

M.	Prepare ad-hoc reports as necessary at prevailing rates.

N.	Mail shareholder reports and Prospectuses to current shareholders.

O.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

P.	Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

Q.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

R.	Provide the total number of shares of each Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Trust, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

S.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder within required time periods established by applicable regulation.

T.	Reimburse the Funds each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

U.	Calculate average assets held in shareholder accounts for purposes of paying Rule l2b-1 and/or shareholder servicing fees as directed by each Fund.

V.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements, and corrections.

W.	National Securities Clearing Corporation (NSCC): USBFS will accept and effectuate the registration and maintenance of accounts through NSCC Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV in accordance with instruction transmitted to and received by USBFS from NSCC on behalf of authorized broker-dealers.

3.	Additional Services to be Provided by USBFS

At any time and from time to time, the Trust may elect any additional services included in the fee schedule, attached hereto at Exhibit C.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit E hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.    The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”).

Further, the Trust and USBFS have each determined that the Procedures, as part of the Trust’s overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 “Patriot Act”) and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trust:

A.	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder;

B.	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBFS shall be reimbursed for such miscellaneous expenses (e.g., postage, delivery, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2 % per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, has been or will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings have been made or will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry y on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)     It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. In connection with its performance of duties under this Agreement, USBFS acknowledges that it has substantial experience and expertise as a transfer agent and in performing the type of services to be provided under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any arid every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders, and USBFS will notify the Trust and its shareholders of a breach as provided in the privacy policies.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. However, USBFS may keep copies as necessary to comply with regulatory requirements.

12.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the Patriot Act and the policies and limitations of the Funds relating to their respective portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees oversight responsibility with respect thereto.

13.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Subsequent to the end of the three (3) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. In the event of a liquidation, acquisition or merger of the Trust under which a majority of its Trustees resign, or in the event of the termination of the Trust’s Management Agreement with GuideStone Capital Management, LLC, this Agreement may be terminated by the Trust at any time after the first anniversary of the date first written above, upon 90 days prior written notice to USBFS. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

15.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three (3) year term, the Trust agrees to pay the following fees:

A.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

B.	all fees associated with converting services to a successor service provider;

C.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

D.	all miscellaneous costs associated with A-D above.

16.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

17.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

and notice to the Trust shall be sent to:

GuideStone Funds

2401 Cedar Springs Road

Dallas, Texas 75201-1498

Attn: Vice President-Fund Operations

22.	Limitation of Liability of Trustees and Shareholders.

USBFS acknowledges that it has received notice of and accepts the limitations upon the Trust’s liabilities set forth in Article IX of the Amended and Restated Trust Instrument, dated May 1, 2014. USBFS agrees that the Trust’s obligations and liabilities hereunder shall be limited to the Trust and to its assets, and that USBFS shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

23.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

GUIDESTONE FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:		By:

Name:	Melanie Childers	Name:	Ian Martin

Title:	Vice President-Fund Operations	Title:	Executive Vice President

Exhibit A

to the

Transfer Agent Servicing Agreement

Fund Names

Separate Series of GuideStone Funds

Name of Series

MyDestination 2015 Fund

MyDestination 2025 Fund

MyDestination 2035 Fund

MyDestination 2045 Fund

MyDestination 2055 Fund

Conservative Allocation Fund

Balanced Allocation Fund

Growth Allocation Fund

Aggressive Allocation Fund

Money Market Fund

Low-Duration Bond Fund

Medium-Duration Bond Fund

Extended-Duration Bond Fund

Inflation Protected Bond Fund

Global Bond Fund

Strategic Alternatives Fund

Defensive Market Strategies Fund

Equity Index Fund

Global Real Estate Securities Fund

Value Equity Fund

Growth Equity Fund

Small Cap Equity Fund

International Equity Index Fund

International Equity Fund

Emerging Markets Equity Fund

Global Natural Resources Equity Fund

Exhibit B

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least 1/2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

Exhibit C to the Transfer Agent Servicing Agreement – fees at                 , 2017

Transfer Agent, Shareholder & Account Services Fee Schedule (without Call Center Services)

Annual Service Charges to the Fund*

• Base Fee Per CUSIP	$5,000 per year

• NSCC Level 3 Accounts	$5.00 per open account

• No-Load Fund Accounts	$7.00 per open account

• Load Fund Accounts	$9.00 per open account

• Daily Accrual Fund Accounts	$10.00 per open account

• Closed Accounts	$ 2.50 per closed account

No Conversion Fee

Services Included in Fee

•	Manual Shareholder Transaction & Correspondence

•	Omnibus Account Transaction

•	Daily Valuation/Manual 401k Trade

•	Report Source – Client on-line access to fund and investor data. Includes set up and 2 user Ids.

•	NSCC System Interface

•	FAN Web shareholder e-commerce – set up and annual maintenance fee

•	FAN Mail electronic data delivery

•	Vision intermediary e-commerce – Transaction Processing implementation fee

•	Client Web data access – Report Source setup and monthly users up to 5

•	Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.

•	Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

•	12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

•	Chief Compliance Officer Support Fee

Miscellaneous Expenses

Including but not limited to telephone toll-free lines, telephone calls per minute charges ($1.25 per minute) mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services

Available but not included above are the following services - recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis and additional services mutually agreed upon.

Exhibit C (continued) to the Transfer Agent Services Agreement - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule

FAN Web

Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group website. Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.

•	FAN Web Direct (API) – Quoted Separately

•	Customization - $200 per hour – (subject to change at prevailing rates of vendor)

•	Activity (Session) Fees:

•	Inquiry - $0.15 per event

•	Account Maintenance - $0.25 per event

•	Transaction – Financial transactions, reorder statements, etc. - $0.50 per event

•	New Account Setup - $3.00 per event (Not available with FAN Web Select)

•	Strong Authentication:

•	$0.045 per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Web- Responsive Design (includes Mobile Access)

Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. This version of FAN Web has a completely redesigned, modern user interface which caters to a full range of connected devices, including tablets and smart phones.

•	FAN Web Premium (Fund Groups over 50,000 open accounts)

•	Implementation – $25,000 per fund group – includes up to 90 hours of technical/BSA support

•	Annual Base Fee - $39,000 per year

•	FAN Web Select (Fund Groups under 50,000 open accounts)

•	Implementation – $12,000 per fund group – includes up to 45 hours of technical/BSA support

•	Annual Base Fee - $15,000 per year

•	Customization - $200 per hour - (subject to change at prevailing rates of vendor)

•	Activity (Session) Fees:

•	Inquiry - $0.15 per event

•	Account Maintenance - $0.25 per event

•	Transaction – financial transactions, duplicate statement requests, etc. - $0.50 per event

•	New Account Set-up - $3.00 per event (Not available with FAN Web Select)

•	Strong Authentication:

•	$0.045 per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

•	Per Record Charge

•	Rep/Branch/ID - $.018

•	Dealer - $0.012

•	Price Files - $0.002 per record or $1.75 per user per month, whichever is less

Vision

Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

•	Inquiry Only

•	Inquiry - $0.05 per event

•	Per broker ID - $5.00 per month per ID

•	Transaction Processing

•	Transaction – purchase, redeem, exchange, literature order - $0.50 per event

•	New Account Setup – $3.00 per event

•	Monthly Minimum Charge - $500 per month

Exhibit C (continued) to the Transfer Agent Services Agreement - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule

Fund Source –

Client Access to audited fund information, pricing, performance, literature, processing guidelines.

•	$250 per Month – Unlimited Users

eConnect –

Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.

•	$5 per Email

Client Web Data Access

USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.

•	BDS – Statement Storage & Retrieval

•	Setup: $250 per user

•	Support: $100 per user per month

Additional Data Delivery Services

•	Ad Hoc/PowerSelect File Development

•	Standard ad-hoc select: $300 per file

•	Custom coded data for recurring, scheduled delivery: $200 per hour consultation and programming development

•	Support: $100 per file per month for recurring files/reports scheduled for delivery via Report Source.

•	Recurring files scheduled for delivery via Report Source.

•	Custom Electronic File Exchange (DDS delivery of standard TIP files)

•	Setup: $2,500 one-time fee

•	Support: $100 per file per month

Recordkeeping Application Access

•	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers

•	$1,500 implementation

•	$500 per month

•	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers

•	Cost varies depending upon location and bandwidth

•	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.

•	$500 implementation

•	$200 per ID per month

•	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.

•	$2,500 implementation

•	$350 per ID per month

•	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.

•	$1,000 implementation

•	$200 per ID per month

•	Automated Work Distributor (AWD) – Image and workflow application.

•	$13,500 implementation

•	$400 per ID per month

•	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.

•	$1,500 implementation

•	$200 per ID per month

•	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.

•	$3,000 per month

Exhibit C (continued) to the Transfer Agent Services Agreement - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule

Programming Charges- (subject to change at prevailing rate of vendor)

•	$200 per hour

•	Charges incurred for customized services based upon fund family requirements including but not limited to:

•	Fund setup programming (transfer agent system, statements, options, etc.)

•	Conversion programming

•	Customized service development

•	Voice response system setup (menu selections, shareholder system integration, testing, etc.)

•	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project requirements.

Transfer Agent Training Services

•	On-site at USBFS - $1,500 per day

•	At Client Location - $2,500 per day plus travel and miscellaneous expenses if required

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.

•	$1.00 per direct open account per year

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:

•	$1,500 setup per fund group

•	$500 per month administration

•	$5.00 per received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.

•	$1,000 per fund group per month

Literature Fulfillment Services

•	Account Management/Database Administration

•	$300 per month

•	Receiving - $20 per SKU

•	Order Processing - $6 per order

•	Skid Storage - $20 per month per location

•	Disposal - $20 per SKU

•	Inbound Teleservicing Only

•	Account Management - $250 per month (OR)

•	Call Servicing - $10.00 per call

•	Lead Source Reporting

•	$250 per month

•	Closed Loop Reporting

•	Account Management - $500 per month

•	Database Installation, Setup - $1,500 per fund group

•	Miscellaneous Expenses

•	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Shareholder Call Review Analysis

Includes Call Sampling sent securely to client and Reporting of internal representative reviews.

•	$350per Month

CTI Reporting – Integrated custom detailed call reporting

•	$250 per monthly report

Exhibit C (continued) to the Transfer Agent Services Agreement - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

•	$15.00 per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)

•	$25.00 per transfer to successor trustee

•	$25.00 per participant distribution (Excluding SWPs)

•	$25.00 per refund of excess contribution

•	$25.00 per reconversion/re-characterization

Additional Shareholder Paid Fees

•	$15.00 per outgoing wire transfer or overnight delivery

•	$5.00 per telephone exchange

•	$25.00 per return check or ACH or stop payment

•	$10.00 per research request per account (This fee applies to requests for statements older than the prior year)

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:

•	$750 setup per fund group

•	$10.00 per certificate transaction

Real Time Cash Flow

•	Implementation (one time charge) & Recurring Charges (monthly)

•	5 Users – $3,750

•	10 Users – $6,375

•	20 Users – $10,500

•	30 Users – $12,375

•	40 Users – $13,500

•	50 Users – $15,000

•	Training

•	WebEx - $500 per user

•	On Site at USBFS - $1,500 per day

•	At Client Location - $2,500 per day plus travel and miscellaneous expenses if required

•	Real Time Data Feeds

•	Implementation (per feed) - $225 per hour (8 hour estimate)

•	Recurring (per feed) - $375 per month

Exhibit C (continued) - MARS Lite Setup and Implementation Fee Schedule

System Version 7i Implementation Cost

•	$25,000 – MARS Base Sales Reporting and 22c-2 Compliance Modules (Includes up to two years of DST/TA2000 data)

Product & Services (Monthly fee)

•	$6,500 - $10,000 – Sales & Compliance Reporting

*	Includes Enhanced Services. Basic support components, file import assistance, data scrubbing (cleaning of firm, office, and rep information), database query requests, compliance report monitoring/review/analysis, and business requirements analysis. Includes interfaces for Schwab, Fidelity and OmniServ.

**	Does not provide user access or CRM functionality.

Additional System Setup & Implementation Costs (One-time fee)

•	$7,500 – Custom Data Interface Setup (cost per interface)

•	$2,500 – Standard Interface Setup (cost per interface)

•	$2,500 – OmniServ Setup

•	$1,800 – Additional OmniServ Interface

Exhibit C (continued) MARS Sales Reporting & Compliance Services Supplemental Services Fee Schedule

System Version 7i Implementation Cost

•	$50,000 - MARS Base Sales Reporting Module, MARS Base Core CRM Module, MARS Base 22c-2 Compliance Module

                (Includes up to two years of DST/TA2000 data)

•	$40,000 - MARS Base 22c-2 Compliance Only Module (Includes up to two years of DST/TA2000 data)

Products & Services (Monthly fee)*

•	$5,500 – MARS Sales & Compliance Reporting (includes 5 users & 5 compliance users)

•	$3,500 – MARS Sales Reporting (includes 5 users)

•	$3,500 – MARS Compliance Reporting (includes 5 users)

•	$5,000 – Enhanced Services*

*	Includes up to 160 hours per month of Enhanced Services. Basic support components, file import assistance, data scrubbing (cleaning of firm, office, and rep information), database query requests, compliance report monitoring/review/analysis, and business requirements analysis. Additional Enhanced Services support can be negotiated.

Additional System Setup & Implementation Costs (One-time fee)

•	$7,500 – Custom Data Interface Setup (cost per interface)

•	$6,000 – Albridge Analytics Integration Setup

•	$6,000 – RIA Feed Setup

•	$6,000 – CFG Fulfillment Setup

•	$6,000 – iPad Setup

•	$6,000 – iPhone or Blackberry Setup

•	$4,000 – Google Maps Integration Setup

•	$2,500 – Standard Interface Setup (cost per interface)

•	$2,500 – OmniServ Setup

•	$1,800 – Additional OmniServ Interface

Additional Licenses (Monthly fee per user)

•	$230 – Sales Reporting User

•	$200 – Compliance User

•	$150 – CRM User

•	$150 – iPhone User (without iPad)

•	$125 – iPad & iPhone User

Additional Module Services (Monthly per user unless otherwise noted)

•	$2,500 – Albridge Analytics (only one license needed)

•	$2,000 – Customer/Account Module (waived with Compliance Module)

•	$1,000 – OmniServ

•	$1,000 – Data Quality Module (only one license needed)

•	$1,000 – CFG Fulfillment (only one license needed)

•	$750 – Document Management Module (only one license needed)

•	$500 – RIA Monthly Load

•	$500 – Profile Module (only one license needed)

•	$500 – Schwab/Fidelity/TD Ameritrade DSA Automated File Load

•	$250 – Schwab/Fidelity/TD Ameritrade Monthly Sales/Asset Portal Data Load

•	$250 – Mapping Integration Module – Google Maps (up to 10 users)

•	$200 – Merrill Lynch (Compliance Only)

Exhibit C (continued) to the Transfer Agent Services Agreement - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule

NSCC SDR Fees

•	$40 – NSCC DTT Data Line

•	$1.38 – Line Use (per hour)

•	$0.15 – Transaction (per 100 records)

MARS Training

•	$2,500 per day plus travel and miscellaneous expenses if required

Software or Report Customization

•	$290 per hour

Upgrades & Enhancements – Quoted separately through a Statement of Work

**	All additional costs that may be charged by intermediaries/NSCC for data feeds are not included.

Exhibit C (continued) - Informa Shareholder Electronic Statement Services Supplemental Services Fee Schedule

Electronic Confirm Presentation

eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.

•	Document Loading, Storage, and Access - $0.08 per statement

•	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement

•	Development & Implementation of Electronic Confirm Statements - $12,000 initial setup fee

Note: Quarterly minimum fee of $500.

Electronic Investor Statement Presentation

eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.

•	Document Loading, Storage, and Access - $0.08 per statement

•	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement

•	Development & Implementation of Electronic Investor Statements - $5,000 initial setup fee

Electronic Tax Presentation

eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.

•	Document Loading, Storage, and Access - $0.08 per statement

•	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement

•	Development & Implementation of Electronic Tax Statements - $5,000 initial setup fee

Electronic Compliance Presentation

eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.

•	Document Loading, Storage, and Access

•	Document Consent Processing, Suppression, and Notification - $0.35 per suppressed statement

•	Development & Implementation of Electronic Compliance Documents - $5,000 initial setup fee

Note: Annual compliance minimum fee of $5,000.

FAN Web Transaction Fees

•	View Consent Enrollment - $0.03 per transaction

•	Consent Enrollment - $0.13 per transaction

•	View Statements - $0.03 per view

Vision Electronic Statements

Provides	the capability for financial intermediaries to access electronic statements via the Vision application.*

•	Implementation Fees - $5,000 per fund group

•	Load charges - $0.05 per image

•	Archive charge (for any image stored beyond 2 years) - $0.015 per document

*	Normal Vision ID and activity charges also apply.
*	FAN Web customization charges also apply

Exhibit C (continued) to the Transfer Agent Services Agreement - Transfer Agent & Shareholder Services Supplemental Services – E-Commerce Services Fee Schedule

Notes:

All pricing based upon contractual three-year term. Proposal is rough estimate based upon client request. Rates subject to change once formal business requirements are received and reviewed. Estimate is valid for 90 days based on the following conditions:

•	Document Loading, Storage and Access - Statements presented as PDF documents. Includes data preparation for web-based presentment, document loading, hot storage for two years (2) on primary DASD and WORM-media and unlimited access. Statements will be loaded for all accounts, regardless of consent.

•	Document Consent Processing, Suppression & Notification – On-line consent registration, paper suppression, processing, quality control and email notification of document availability to an ISP address. Suppression and Notification volume will be determined by customer consent. Email notification of document availability to an ISP address. Notification volume will be determined by customer consent.

•	Document Setup & Development Fees— Includes gathering business requirements and creation of functional specification document with record types II, AS, and AT, utilizing a DST OUTPUT MIMS data feed. Applies to major classes of documents (e.g. daily confirm, investor, and tax documents) and significantly different documents within a class (e.g. a high net worth statement). Document set up fees will be determined upon requirements gathering and defining project scope.

•	Consent options will be reflected on TA2000; Email tracking and reporting on TA2000 Electronic Media reports

•	Standard Development Fee- Fee assessed for any additional programming outside of the initial implementation scope or any additional post-production enhancement